Designated Filer:	STONEHILL INSTITUTIONAL PARTNERS, L.P.
Issuer & Ticker Symbol:	WCI Communities, Inc. [WCIC]
Date of Event Requiring Statement:	April 21, 2015

Explanation of Responses

(1)
Reflects 1,795,531 shares of Common Stock sold by Partners in WCIC's underwritten secondary offering (including pursuant to the underwriters' exercise of an over-allotment option). The price of $22.75 does not reflect underwriter discount or fees.

(2)
This Form 4 is being filed on behalf of Stonehill Capital Management LLC, a Delaware limited liability company ("Management"), Stonehill General Partner, LLC, a Delaware limited liability company ("GP") and Messrs. John Motulsky, Christopher Wilson, Wayne Teetsel, Thomas Varkey, Jonathan Sacks, Peter Sisitsky, Michael Thoyer and Michael Stern.

(3)
GP is the sole general partner of Partners. Management is the investment advisor to Partners and to Master. Messrs. Motulsky, Wilson, Teetsel, Varkey, Sacks, Sisitsky, Thoyer and Stern are managing members of GP and Management and may be deemed to control GP, Management, Partners and Master.  Each of Management, GP and Messrs. Motulsky, Wilson, Teetsel, Varkey, Sacks, Sisitsky, Thoyer and Stern disclaims beneficial ownership of all shares of the WCIC common stock held directly by Partners and Master except to the extent of any indirect pecuniary interest therein. Partners is filing as a Reporting Person on a separate Form 4.